805 Third Ave, 9th Floor New York, New York 10022 Tel. 212-838-5100 Fax. 212-838-2676 e-mail:info@sherbcpa.com
Offices in New York, Florida, Beijing and Shanghai China
Certified Public Accountants

July 3, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of China Natural Gas, Inc. (the “Company”) included under Item 4.01 of its Form 8-K/A Amendment No. 2 dated June 25, 2012, and except as provided below we agree with such statements; provided, however that we are not in a position to agree or disagree with the Company’s statements with respect to the dismissal of Friedman LLP or the engagement of WWC, P. C.

The Form 8-K/A states the following:

After receipt of a retainer payment by the Company on May 4, 2012, the Company provided all of the information and representations that Sherb & Co. requested of it and Sherb & Co. thereafter notified the Company in writing that Sherb & Co. had no additional comments and that the Company could prepare the 10-Q for filing.

We disagree with such statement as follows:

(i)	We notified the Company that we had no additional comments at such time.

(ii)	The statement implies that we had completed our review. However, we had not completed our review and we did not advise the Company that we completed our review of the Form 10-Q.

Very truly yours,
/s/ Sherb & Co., LLP